                                                                EXHIBIT 10.5





                                    CONTRACT

              TO PURCHASE "H" AND "C" BODY ELEMENTIZED ASSEMBLIES

                        EFFECTIVE DATE: JANUARY 4, 1993

                        EXPIRATION DATE: DECEMBER 31,1993

JCI, Incorporated
Purchase Order PEDP3250002
Page 2

l. Beginning January 4, 1993, JCI, Incorporated, will charge Packard Electric according to the attached element price list:

2. JCI, Incorporated, will invoice Packard Electric Division twice per month, on the fifteenth day of the month and the last day of the month.

3. Invoice will be by element number and will include the manifest number. Any hand-generated manifest or additions of elements to manifest by hand must be invoiced separately and referenced to the manifest.

4.   OVERTIME:
     --------

     Packard Electric will consider for payment that overtime which has been caused by material shortages, schedule increases and/or other extenuating circumstances.

     Overtime shall be billed as follows:

        Payable
        O.T. Rate       Wage                Factor
        ---------       ----                ------
        1.5           Wage Rate       x        .65
        2:0           Wage Rate       x       1.25

Your company must be able to prove that overtime was paid to those employes listed and that they actually worked on a part number that may be caused by Packard to have required overtime.

Your company must forecast weekend overtime no later than Friday, listing the number of people, estimated overtime hours, part number and reason for overtime. This information must be faxed to your buyer (Packard extension 216-373-7058) for review and approval. Any overtime required on a weekday must be forecasted that day to the buyer for review prior to the overtime being worked.

*5. DOWNTIME DUE TO LACK OF OR INCORRECT SCHEDULE TRANSMISSION OR MATERIAL
    ----------------------------------------------------------------------
    SHORTAGES CAUSED BY PACKARD ELECTRIC DIVISION:
    ----------------------------------------------
    In the case of downtime, every effort should be made to assign productive work to employes.

    In the event that downtime is incurred and no productive work can be assigned, the following guidelines will be used:

    * Wage Rate x 1.25 x Hours Down = Amount

JCI, Incorporated
Purchase Order PEDP3250002
Page 3

- Hours Down should not exceed four(4) hours based on your policy of paying four(4) hours to each employe called to work.

- If material shortages will affect the next day's production, employes will be informed not to report to work.

     Your company must supply reason for downtime and be able to document material shortage was caused by Packard and not due to any ordering, etc., problem caused by your company. This information will be supplied weekly in writing. Fax to your buyer at (216) 373-7058.

     Packard Electric shall be the sole determiner of the cause of any overtime or downtime.

6. All productive material, including components, cut leads and subassemblies are to be bailed.

     F.O.B. the Elementized Plant.

7. JCI, Incorporated will complete RCI's on material received as required by Packard Electric Division.

8. Major engineering changes and model change such as those requiring major board changes or plant rearrangement will be negotiated when the change has been defined. Minor changes will be the responsibility of JCI, Incorporated. Determination of major or minor changes will be negotiated when the change has been defined. All changes, whether Packard Electric or Alphabet, initiated will be communicated to the buyer.

8A. Any approved rework will be done at $14.95 per hour. All rework must have prior approval by Packard Electric Purchasing or a Packard Electric issued RMA.

8B. Engineering changes and model change rearrangements will be done at $10.75 per hour.

9. The manufacturing system will be designed by Packard Electric Division. Any revisions to the system will be approved by Packard Electric Division. Responsibility for the revisions will be determined at that time. JCI, Incorporated will share improvements to Packard Electric Division as a result of these revisions.

10. Packard Electric Division and JCI, Incorporated will actively pursue cost reduction.

11.  This contract includes the following:

     A. Distribution responsibility as stated in NIA, Incorporated's Purchase Order PEDP2250029.

     B. Manufacturing Engineering responsibilities for maintenance, installation and debug of equipment bailed by Packard Electric Division.

JCI, Incorporated
Purchase Order PEDP3250002
Page 4

     C. Plant layout design in accordance with Packard Electric Division designed manufacturing system. Layout, installation and rearrangement of the manufacturing system.

     D. Methods Engineering, training of new systems and process with the direction and/or assistance of Packard Electric Division; training of new employes; manufacturing system as agreed.

     E. JCI, Incorporated will provide information management services as contracted with Electronic Data Systems at cost to Packard Electric Division.

12. The attached Statement of Understanding is a part of this contract. If there is a conflict between this portion of the contract and the Statement of Understanding, this portion of the contract will take precedence.

13.  Production schedules will be transmitted to JCI, Incorporated via computer.

14.  COMPONENT AND CUT LEAD SCHEDULES:
     --------------------------------

     JCI, Incorporated will have an active purchase order with Packard Electric Division for components and cut leads; ordering of cut leads and components will be through the computer transactions.

     A. Design of the Materials System is the responsibility of Packard Electric Division.
     B. Operations of the Materials System at JCI, Incorporated is the responsibility of JCI, Incorporated.
     C. Inventory levels will be a joint decision of JCI, Incorporated and Packard Electric Division.
     D. Monthly audits of bailed productive material will be conducted by Packard Electric Division in accordance with Attachment 'A'.

15.  MINIMUM BUYBACK CLAUSE:
     ----------------------

     A. Packard Electric will guarantee buyback of $3,100,000 from 1/4/93 to 6/30/93.
     B.   This will be adjusted quarterly at $1,550,000 per quarter.
     C. In the event that invoices to Packard Electric Division do not equal or exceed $1,550,000, Packard Electric Division will pay JCI, Incorporated the difference up to $1,550,000.
     D. In the event that the next quarter purchases exceed $1,550,000, JCI, Incorporated will return the excess not to exceed the amount received in the previous quarter.
     E. If on June 30, 1993, Packard Electric Division has paid JCI, Incorporated any amount under this clause that is in excess of $3,100,000, and total purchases has equaled or exceeded $3,100,000. JCI, Incorporated will return the amount paid under this clause.
     F. In the event a strike or work stoppage occurs within General Motors Corporation, this clause will not apply. This will apply for the number of working days lost.

ATTACHMENT 'A'

July 27, 1988

Mike Bagby
Alphabet, Inc.
Engineering Offices
PO Box 8607
Market Place
Warren, OH  44484

Subject:  IMPLEMENTATION OF MONTHLY PRODUCTIVE MATERIAL AUDITS

Dear Mike:

Beginning August 1, 1988, monthly audits of bailed PED productive material will commence. These audits will cover the entire elementized production process and include MCK, NIA, FMA, JCI, and NIAD. The inventory that you will be responsible for is the difference between PED's LRS Cum Year to Date shipments to the EWAP's; and what the EWAP's have shipped as finished goods to the BOC car assembly plants. The following series of events will occur at the beginning of every month.

1.) Purchasing & Accounting will determine the list of part numbers to be audited.

2.) This list will be given to NIAD on the Friday prior to the 1st Monday of the month.

3.)  For each part to be audited, PEd Purchasing will establish the following:

     -    The quantity shipped to each EWAP
     -    The quantity shopped to BOC
     -    The MIMS inventory between PED & EWAP's

4.) NIAD will be responsible for reporting the inventory, between random MIMS storage and shipment to BOC, to PED Purchasing. NIAD will report for inventory located at MCK, NIA, JCI, FMA as well as NIAD.

Implementation of Monthly Audits
7/27/88
Page 2

5.) PED Purchasing will calculate the amount of inventory that alphabet is responsible for, and compare it to the quantity reported by NIAD. If there is a shortfall greater than 1.5%, responsibility for this shortfall will be determined between Packard Electric and Alphabet. If it is determined that Alphabet has lost, destroyed or misused this material financial burden will lie with them at Packard Electric's normal selling price at the time of the audit. In the case of items without Packard Electric selling prices, Packard will use cost values. Examples are base dash subassemblies and cut leads.

* It is Alphabet's responsibility to bring to PED's attention any mistakes involving the quantities shipped to the EWAP's. The cum ship number from the packing slips will be the basis of all the above calculations, unless brought to PED's attention within five days of material receipt.

----------------------------

Thomas J. Krivan
GENERAL SUPERVISOR
PRODCTION/MATERIAL CONTROL

bn/1.48

cc:  G. Gati           NIA       M. Monus       MCK
     E. Kratochvil     JCI       E. Weible      FMA
     G. May            40E       L. Wolfe       40E
     R. Miller         40E

                           STATEMENT OF UNDERSTANDING

The following terms and conditions constitute a supplement to the standard purchase order number P3250002 between Packard Electric Division, General Motors Corporation, hereinafter called "PACKARD," and JCI, Incorporated, hereinafter called "SUPPLIER," to manufacture wiring harness assemblies.

MATERIALS
---------

A.   PURCHASED MATERIALS

     1. Supplier will purchase all necessary material to produce these assemblies, if available, from Packard, F.O.B. Shipping Point, at the regularly established selling prices.

     2. Any specified non-Packard material must be purchased from either Packard or a source approved by Packard. Supplier will have the option to develop additional sources for such non-Packard material and Packard will make every reasonable, good faith effort to approve alternate sources so requested.

     3.   On materials purchased from Packard:

          A.   Terms will be net 10th and 25th Proximo.
          B. Release will be considered from the first two weeks; changes will only be accepted in third and subsequent weeks.

     4. Packaging materials will normally be purchased from Packard-approved suppliers. All labels must be approved by Packard Electric and meet the General Motors' shipping/parts identification label standard. These are to be bar-coded labels.)

     5. Canadian suppliers will submit on behalf of Packard Electric Division, duty drawback forms as required (K-32A's).

B.   BAILED PRODUCTIVE MATERIALS

     1. Packard will bail prepared leads and/or other materials to Supplier, F.O.B. supplier. Supplier will be financially responsible for this material.

     2. To insure the proper flow of bailed material to the Supplier, the following activities must be done by Supplier:

          a.   An accurate and daily report of production
          b. An accurate and daily report of material receipts (or whenever a shipment is received)
          c. An accurate and controlled inventory kept (including store audits)
          d.   Report any shutdown shortage three days prior to running out
          e.   Report all "red tags" immediately and remove from inventory

     3. On a regular basis, special inventories will be taken by Supplier and/or Package Electric. One such inventory will take place during Packard's annual inventory. All such inventories will be conducted at Supplier's expense. After the annual inventory is taken, inventory will be adjusted accordingly, along with appropriate payments being made to Packard at normal selling price for unaccountable material. There is a 1.5 percent scrap factor allowed on the dollar value of material consumed by Supplier.

C.   MATERIAL DISPOSITION

     1. Any material to be scrapped or returned to Packard must be approved by Packard at which time a Returned Material Authorization (R.M.A.) will be issued for formal authorization.

     2. Surplus or obsolete material is controlled via the Surplus Material Disposition Policy letter of 2/11/86 (attached).

PRICE
-----

A.   HARNESS PRICING

     1. All prices, as listed on the above Packard Purchase Order will be firm for the time period indicated on the Purchase Order. These prices are subject to change as component and cable prices from Packard or approved suppliers are changed.

     2. If an Engineering Change takes place, assembly prices will be renegotiated accordingly.

     3. Assembly pricing will reflect price changes for Packard-sourced parts as soon as it can be determined that such sourced parts are in current use in the assemblies, typically thirty (30) days after the change is effective.

     4. Cooper price changes will be reflected within thirty (30) days of price change at Packard.

     5. Packard will supply material stocklists which the Supplier will update and reflect invoice prices for all material purchased direct. (Invoice prices are to be used if the component is purchased from Pioneer or Anixter.)

TRANSPORTATION
--------------

A.   NORMAL MODE

     1. Assemblies furnished by Supplier will be shipped from Supplier LTL (less than a load) on designated ship day.

     2.   Raw materials will be shipped LTL from Packard to Supplier.

B.   PREMIUM MODE

     If it becomes necessary for Supplier to ship material via a premium mode, Supplier will be subject to a premium transportation chargeback, if they were behind schedule through no fault of Packard. Supplier will be debited for the premium portion of transportation (i.e., credit allowed for normal transportation). If Packard ships material to Supplier via premium mode, the responsibility for premium transportation must be determined the day the shipment is made between Packard Customer Service and Supplier. The Supplier is responsible to order material with designated lead time and to carry a 20-day component inventory.

SHIPPING AND INVOICING
----------------------

All assemblies completed pursuant to purchase orders will be purchased by Packard from Supplier, F.O.B. Supplier's dock. Material shipped to Packard's customer will be on Packard's manifest form and Supplier's Bill of Lading. All shipments MUST be communicated to Packard personnel ON the day of shipment. Packard's customer will determine the normal mode of shipment. Invoices will be sent to Packard. Only one invoice should be used for all material shipped on any given day. (This may require multiple-page invoicing.) In order to process invoices in a timely manner, pilots, SP's, new parts, etc. may be invoiced separately. Each line item on the invoice MUST reference its manifest number. Do NOT show any prices on manifests. Manifests must be submitted to Packard in compliance to attached procedure.

The Supplier will be required to participate in the Production Point of Use System.

SCHEDULING
----------

A. Supplier schedules are generated from Packard Customer requirements, currently two weeks ahead of actual ship schedule.

B. Second-week schedules will be moved into Week One as a rule. Exception will be due to known customer adjustments.

C. FAB authority shall never be exceeded. During periods of buildout, buildup, or cycle, Production Control's MAPS will be the official schedule document.

D. Schedules are expected to be met each week, as they are the customer requirement. Supplier performance may enable a reduction in the current ten-day finished-goods inventory level.

E. Supplier will be an active participant in Packard's Production Readiness program.

F. Changes in the scheduling system are being implemented to increase the Supplier self responsibilities and Supplier is expected to participate.

ENGINEERING AND TECHNICAL ASSISTANCE
------------------------------------

A.   Packard will assist Supplier in establishing the following:

     1.   Tooling needs.
     2.   Quality Control procedures.
     3. Product Modifications for cost reduction and manufacturing improvements are encouraged. These modifications must be approved by Packard Engineering and will be reflected in print changes.

B. Supplier agrees to revise harness tooling as directed by Packard. Packard agrees to pay quoted and agreed-to costs incurred by Supplier in instituting such revisions.

QUALITY CONTROL
---------------

A. Supplier will establish and maintain an effective quality control system in compliance with Packard Specifications. Packard will provide Supplier with the book entitled "Quality Control for Packard Electric Suppliers," in order to assist Supplier with such compliance.

B. Supplier will perform weekly Quality Index (Q.I.) audits and report the results weekly to Quality Assurance.

C. Supplier will perform monthly GMPCP audits which will be subject to semi-annual review by Packard auditors.

D. Supplier will work toward self-certification by demonstrating an ability to submit defect-free samples. It is the Supplier's responsibility to pay the freight on any samples submitted to Packard for approval.

E. If any substitution of parts or design are necessary or prudent, Supplier will initiate the request for "permit" with the appropriate department at Packard. Such requests will be promptly reviewed for effect on quality and cost.

F. Packard will provide supplier the initial gauge for receiving inspection of non-Packard produced parts; all subsequent gauges will be the responsibility of the Supplier per the Packard Gauge Policy Letter of March 18, 1986.

G. Supplier will be responsible to develop an appropriate S.P.C. program. All build fixtures will be released utilizing statistical methods, and lead prep operations must be under statistical control.

H. Quality Improvement Plans must be continually monitored to insure they address the needs of our customer.

I.   Supplier's management plan will utilize visual controls.

J. Supplier's production system will incorporate a material and tool respect program.

TOOLING AND EQUIPMENT
---------------------

A. Supplier is responsible for the purchase, installation, and maintenance of all equipment required for the manufacture of the assemblies. Equipment may be available from Packard Sales. For equipment available from Packard, Supplier will inspect the condition and will determine the service required to keep equipment in good condition.

B. All equipment and tooling bailed to the Supplier shall be subject to the attached terms and conditions of Schedule A.

FIRE PROTECTION SURVEY
----------------------

The attached Fire Protection Survey must be completed by the Supplier and returned to the buyer. The buyer will forward to Packard Electric Chief of Plant Security, Station 11A.

TERM
----

The term of this Agreement commences upon the date said Purchase Order is signed by both parties and ends on the "Expiration Date" as set forth herein.

                                   SCHEDULE A
                                   ----------

I.   TOOL BAILMENT
     -------------

     1. TOOLING REQUIREMENTS: Supplier will obtain all tooling necessary to manufacture products purchased by Packard from Supplier pursuant to said Purchase Order.

     2. OWNERSHIP: Tools subject to this Agreement are the property of Packard and are to be used to produce parts for Packard only. The tools may not be removed or disposed of without the written consent of Packard. Tools are to remain in the custody of the Supplier.

     3. DESIGN AND BUILD: If Supplier is to provide tool design and build the tool, tool and tool design will be priced as listed on the attached Purchase Order. Tool and tool design will be the property of Packard. Packard must approve the tool design prior to construction. Supplier must label tooling as specified by Packard.

     4. TOOL CAPACITY: Supplier will provide an ESTIMATE of tooling capacity to Packard on or before the commencement of this Agreement and an ACTUAL capacity no later than OCTOBER 1 of contract year.

     5. SET-UP AND MAINTENANCE: Supplier is responsible for the porper set-up, maintenance and replacement of all tooling.

     6. PERISHABLE TOOLS: Perishable tools for tools designed by Packard will be purchased from Packard, unless otherwise permitted by Packard in writing.

     7. A semiannual tooling reconciliation will take place via a physical inventory by Supplier.

II.  EQUIPMENT - BAILMENT
     --------------------

     1. OWNERSHIP: Equipment bailed to Supplier is the property of Packard and is to be used exclusively for such purpose as directed in writing by Packard. Equipment may not be removed or disposed of without written consent of Packard. Packard is responsible to get bailed equipment returned in good, productive condition. Any equipment returned and deemed not to be "in good productive condition", will be repaired and the supplier will bear the full cost of all repairs.

     2. MAINTENANCE: Supplier is responsible for proper maintenance of said equipment. All factory supplies (i.e., greases, coolant, lubricants, maintenance and processing supplies) will be procured and paid for by Supplier. In the event that it becomes necessary to replace any NON maintenance type item of Bailed Property, Packard will be obligated to pay for the cost of replacing such items provided, however, that if such replacement is necessitated as a result of Supplier's failure to maintain or operate such items in accordance with the instructions furnished by Packard, then Supplier will tear the full cost of replacing such items.

III. ADDITIONAL OBLIGATIONS WITH RESPECT TO BAILED TOOLS AND EQUIPMENT
     -----------------------------------------------------------------

     1. TERM: The period of bailment for each item loaned hereunder commences upon the date said item is delivered to Supplier and ends on the "Expiration Date" as set forth herein.

     2. LOCATION: Supplier agrees that it will at all times keep the bailed property at its facility, unless otherwise authorized in writing by Packard, which authorization will not be unreasonably withheld. Supplier grants to Packard the right to enter Supplier's facility during regular business hours to inspect the Bailed Property and Supplier records regarding its use of Bailed Property.

     3. USE: Supplier will not commingle the Bailed Property with its property or that of any third party; nor shall Supplier remove, alter, or disfigure any labels, plates or marking affixed to the Bailed Property which identify the Bailed Property as property owned by Packard.

     4. STANDARD OF CARE: Supplier will exercise the same standard of care in use and maintenance of the Bailed Property as it would exercise in the use of its own tools and equipment, but in no event will Supplier exercise less than a reasonable standard of care in the use and maintenance of Bailed Property. Supplier will comply with all federal, state, and municipal laws, ordinances and regulations relating to its possession, use or maintenance. Unless otherwise authorized in writing by Packard, Supplier will not use the Bailed Property for any purpose other than for the performance of its obligations to Packard under the said Purchase Order.

     5. REPOSSESSION: Packard may take possession, at its expense, of any part of Bailed Property upon ten (10) days' written notice to Supplier if such property is no longer utilized by Supplier in performing its obligations under the said Purchase Order. Supplier will, upon Packard's instructions, promptly prepare for shipment and delivery all or any part of the Bailed Property to any location designated by Packard, F.O.B. Supplier's plant. Packard will pay Supplier for its direct expenses incurred in preparing the Bailed Property for shipment in accordance with Packard's instructions.

     6. INDEMNITY: By acceptance of this Purchase Order, Supplier agrees to defend, indemnify, and safe harmless General Motors Corporation, its employees, agents, and representatives from and against any and all claims, losses, damages, expenses (including reasonable counsel fees) and other liabilities of whatever nature resulting from damages or injuries, including death, to any property or persons (including employees or Supplier) caused, or alleged to be caused, in whole or in part, by any equipment furnished by Packard to Supplier in connection with this Purchase Order.

     7. DAMAGES: Supplier will reimburse Packard for all Bailed Property damangaed or destroyed as a result of Supplier's negligent acts under this Purchase Order.

     8. PROPRIETARY INFORMATION: It is understood by Supplier that Packard will from time to time, disclose manufacturing techniques and other information to Supplier which are proprietary to Packard. Also, it is understood that Supplier may disclose manufacturing techniques and other information to Packard which are proprietary to Supplier. During the term of this Agreement and for a period of two years thereafter, Supplier and Packard agree not to disclose, disseminate or otherwise make available any such techniques or information to any third party, unless such information (1) is a matter of public record; (2) has been obtained from a third party; or (3) was know to such party prior to the date of this Agreement, without first obtaining the written approval of the proprietor. Supplier and Packard further agree not to utilize any such techniques or information for any purposes other than the manufacture of products for Packard by Supplier under said Purchase Order for the term of the Agreement and a period of three (3) years thereafter.

     9. TERMINATION: This bailment may be terminated at any time prior to its expiration by either party by giving notice of the intent to terminate to the other party 120 days prior to the effective date of such termination, provided that such termination shall not relieve Supplier of the responsibilities for the safe return of the loaned property nor the obligations of Supplier incurred prior to such termination including, but not limited to obligations incurred in Paragraph 8 herein above.

In witness whereof, the parties have caused this Purchase Agreement to be executed by their duly authorized representatives.




GENERAL MOTORS CORPORATION
PACKARD ELECTRIC DIVISION

BY  /s/ Raymond D. Miller               BY
   ----------------------------           -----------------------------

TITLE Buyer                             TITLE
      -------------------------              --------------------------
      New Supplier Development                  Supplier Representative

DATE  1/12/93                           DATE
     --------------------------             ---------------------------

February 11, 1986

POLICY: SURPLUS MATERIAL DISPOSITION

To formalize a system to control and reduce surplus material at the Warren Suppliers that is created by: a) overshipments, B) over-ordering, C) engineering changes, d) third-party orders, e) model change, and f) schedule reductions, the following will apply:

A)   OVERSHIPMENTS: RESPONSIBILITY - CUSTOMER SERVICE

     Supplier will notify Customer Service of overshipments within ten days of receipt. Customer Service will authorize return and make disposition within ten days. Packard Electric is responsible for transportation.

B)   OVER-ORDERS: RESPONSIBILITY - CUSTOMER SERVICE (SUPPLIER)

     Customer Service will provide the supplier with other users of the material, and the supplier will make the appropriate contacts for sale of over-ordered material. If Packard Electric has a need for the material, Customer Service will authorize the return to the location needing the material. A restocking fee of $50.00 will be charged. The customer (supplier) is responsible for transportation.

C)   ENGINEERING CHANGES: RESPONSIBILITY - PRODUCT ENGINEERING AND SALES

     Material that is excess due to an engineering change will be returned and charged to the change notice. The process will be:

     1) Industrial Engineering will forward a coordination letter with the proposed date for the change to the supplier for his input and agreement. The supplier must consider components and cut leads in the system. Production Control will be the focal point for the cut leads inventory control.

     2) Cut leads that are excess must be identified and packaged for return no later than ten days after the change is made. Production Control will RMA the leads within five days of receipt of the quantity involved.

     3) Components that are excess in the supplier company will be identified and packaged no later than ten days after the change is made. Customer Service will RMA the components within five days of receipt of the quantity involed.

     4) Material discovered after the ten-day period will be the responsibility of the supplier.

POLICY: SURPLUS MATERIAL DISPOSITION

     D) THIRD-PARTY ORDERS: RESPONSIBILITY - CUSTOMER SERVICE AND PRODUCTION CONTROL

     Non-Packard material that is ordered through Packard can incur cancellation costs if ordered then the order is changed. Ths supplier should, if a change is made in their order, be able to give supporting data for the change to Customer Service then the cancellation charge, if possible, can be properly allocated.

     E) MODEL CHANGE: RESPONSIBILTY - PRODUCTION CONTROL

     Material that will be excess due to the model change will be identified by the supplier from his APL with assistance from Production Control. This should occur no later than when pilots for the next model year are shipped. Non-carryover material identified above will be purchased in quantities form Packard Electric or Pioneer, as necessary, to minimize the buildout excess material. Purchasing must approve purchases from Pioneer if it effects the final product cost.

     If the supplier has controlled the excess material and after buildout, Production Control will authorize returns as necessary for restocking or claims. Again, only unopened containers will be considered.

     F) SCHEDULE REDUCTION (GENERAL INDUSTRY REDUCTION):
                                   RESPONSIBILITY - PRODUCTION CONTROL

     All reduction in schedules will be communicated expeditiously to the supplier. A cooperative effort with Production Control will be made to dispose of the material that is in excess. If the excessive material will not be used, RMA's should be issued to return full containers back to Packard and the claim should be started at this time (i.e., after the model year). Sales by the supplier to other users should be investigated also, with the help of Customer Service.

     G) CLAIMS: RESPONSIBILITY - CUSTOMER SERVICE AND SUPPLIER

     Supplier will be required to submit claims folders to Packard Customer Service for non-carryover harness part numbers within the defined time frame for model Change.

                        END OF MONTH MANIFEST PROCEDURE

                  SUPPLIER PROCEDURE FOR SUBMITTING MANIFESTS

                         FOR END-OF-THE MONTH SHIPMENTS

Manifests  must  reach  the  Packard  Electric  Division   Accounts   Receivable
Department prior to 11:00 A.M., E.S.T., on the first working day of the month following the month the shipment was made. To accomplish this, the following must happen:

1. Manifests for shipments made on the fourth and third days prior to the last day of the month must be sent to PACKARD ELECTRIC AND EXPEDITED, OVERNIGHT DELIVERY SERVICE, no later than the third day prior to the last day of the month.

2. Manifests for shipments made on the seconday day prior to the end of the month will be sent by Dex or Rapicom to the Accounts Receivable
     Department on (216)  373-5314,  Attention:  G.S.  Flick ON THE LAST
     WORKING DAY OF THE MONTH.

3. Manifests for shipments made on the last day of the month will be sent by Dex or Rapicom to the Accounts Receivable Department on (216) 373-5314,
     Attention: G.S. Flick, prior to 11:00 A.M., E.S.T. ON THE FIRST WORKING DAY OF THE MONTH FOLLOWING THE MONTH THE SHIPMENT WAS MADE.

4. When shipments are made during weekends and holidays after the last normal working day of the month, refer to paragraph 3, above.

________________________________________________________________________________

EXAMPLE:
--------

Shipment Made       Date to Send Manifest                Method to Send
-------------       ---------------------                --------------

#1  7/26/90         No Later Than 7/27/90        Overnight Delivery Service
    7/27/90         No Later Than 7/27/90        Overnight Delivery Service

#2  7/30/90         7/31/90                      Rapicom or Dex

#3  7/31/90         8/1/90                       Rapicom or Dex

[LOGO]    PACKARD ELECTRIC


          Division of General Motors Corporation  PO Box 431  Warren Ohio 44486


BAILED PROPERTY -- Unless otherwise indicated on the Purchase Order, all supplies, materials, tools, jigs, dies, fixtures, patterns, equipment, and other items furnished by Buyer, either directly or indirectly, to Seller to perform the order, or for which Seller has been reimbursed by Buyer, shall be and remain the property of Buyer. The Seller is responsible and accountable for reasonable due care of bailed material and tools while in their possession or control. Therefore, losses due to theft, abnormal shop loss, negligent destruction or maintenance and losses attributable to poor management control will be borne by Seller. Seller shall bear the risk of loss of and damage to Buyer's property up to $250,000 over and above normal wear and tear. Where losses are attributable to gross negligence, lack of reasonable due care or poor management controls then the reasonable value of the material or equipment as determined by Packard's cost records will be assessed to the supplier. Such property shall at all times be properly housed and maintained by Seller; shall not be used by Seller for any purpose other than the performance of the order unless otherwise authorized in writing by Buyer; shall be deemed to be personalty, shall be conspicuously marked "Property of General Motors Corporation" by Seller, shall not be commingled with the property of Seller or with that of a third person; and shall not be moved from Seller's premises without Buyer's prior written approval. Upon the request of Buyer, such property shall be immediately delivered to Buyer by Seller, either (1) F.O.B. cars or trucks at Seller's plant, properly packed and marked in accordance with the requirements of the carrier selected by Buyer to transport such property, or (2) to any location designated by Buyer, in which event, Buyer shall pay to Seller the cost of delivering such property to such location. Buyer shall have the right to enter onto Seller's premises at all reasonable times to inspect such property and Seller's records with respect thereto.

Periodically, the Seller will be required to confirm the amount and status of bailed material in the Seller's possession. All paperwork connected with the return of material, including applicable invoices, should show Packard Electric Purchase Order Number, if applicable, and this Bailment Number.

                          MEMORANDUM OF UNDERSTANDING
                  REGARDING THE SALE AND PURCHASE OF MATERIAL

                                                                   March 13,1996

l.   All inbound freight charges are to be paid by DPES.
2.   Material will be shipped FOB destination.
3. Only direct material will be purchased (clips, conduit, TPAs, modules, relays, tape).
4. Returnable items and items not tied directly to the harness on a per harness basis will not be purchased (scrim, tyzalls, velcro, containers, mylars, kebobs, relay covers, fuseblock covers, labels, tags, etc).
5. Alphabet will continue to have access to the Delphi Packard IMS System (all screen transaction, and report access will remain the same).
6. DPES will notify Alphabet of any requests for change to the Daily Transactivity Report.
7. A price per element will be determined based on material content plus the negotiated mark-up.
8. The material content per element will be maintained on a stocklist. Changes in component content or component price will necessitate adjustments to the stocklist and element pricing.
9. An Element Price Change Notification (EPCN) will be initiated by Alphabet when component content or price change. Effective points for element price changes will be documented on the EPCN. Any adjustments necessary due to timing differences between date of component use and effective date of element price change will be determined by Alphabet and Delphi Packard Purchasing.
10. Delphi Packard manufactured material will be purchased directly from Delphi Packard, non-Delphi Packard material will be purchased from a Delphi Packard approved source.
11. Delphi Packard will source outside material suppliers and assist in determining material prices and payment terms.
12. Alphabet will use only Delphi Packard approved suppliers and purchase material from the designated Delphi Packard source.
13. DPES is responsible to notify Alphabet of material price changes in advance of the effective date of change.
14. Exceptions on incoming material due to packing slip errors or weigh count discrepancies will be handled through the RMA process. Exceptions will be documented and forwarded to Supervisor of Production Material Control. An RMA will be issued and a debit or credit memo will be issued from Alphabet to Delphi Packard.
15. Nonconforming material will be handled through the RMA process. The component supplier will issue an RMA. Alphabet will dispose of the material for credit per the RMA instructions.
16.  Alphabet is responsible for any material damaged at the Alphabet plant.

17. Alphabet will be responsible to track costs associated with Plant Trial Runs (PTR). Element price will not be adjusted for short run trials. A material cost will be submitted by Alphabet to Delphi Packard Purchasing for consideration and payment.
18. Past model service material and past model obsolete material will not be purchased.
19. Delphi Packard will refund Alphabet for all excess and obsolete material that was ordered due to schedule requirements. (Whether material was purchased for DPES or an approved supplier as directed by DPES). ORES will issue an RMA for this material as soon as possible after being notified by Alphabet of part numbers and quantities in excess. DPES will make every attempt within reason to issue this RMA between 30 and 60 days from written notification by Alphabet.
20. With regards to component inventory, in the event that Alphabet's annual book to physical inventory exceeds 0.5%, DPES will reimburse Alphabet for The amount of the shortfall after notification by Alphabet. Alphabet will debit DPES within 30 days of notifying DPES.
21. with regards to sub assembly inventory, in the event that Alphabet's annual book to physical inventory exceeds 0.5%. OPES will reimburse Alphabet for the amount of the shortfall after notification by Alphabet. Alphabet will debit DPES within 30 days of notifying DPES. Alphabet will inventory sub assemblies quarterly and attempt to reconcile and make adjustments through DPES including debits or credits at this time.
22. In the event that the payment terms agreed upon by Alphabet and DPES are not being met, both parties agree to diligently work to resolve the issues that allow the agreed terms to continue.

/s/ David L. Thomas 3/13/96           /s/ Raymond D. Miller 3/14/96
--------------------------------       ----------------------------------------
Alphabet                               Packard Electric